Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Third Quarter Fiscal Year 2013 Financial Results

Dallas, Texas – May 9, 2013 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the third quarter ended March 30, 2013.

Third Quarter Fiscal Year 2013 Compared to 2012

Revenue for the third quarter of fiscal 2013 of $35.0 million declined slightly from the prior year as higher revenue from the Environmental Systems segment was offset by lower revenue from the Process Products segment.

Gross profit for the third quarter of fiscal 2013 of $10.7 million increased 5.9 percent from the prior year on product mix, and the overlap of a loss on an entrained water separation product that the Company recorded in the third quarter of the prior fiscal year. Gross profit as a percentage of revenue was 30.7 percent in the third quarter of fiscal 2013 compared to 28.6 percent in the prior year. Gross profit as a percentage of revenue declined from the immediately preceding quarter on changes in product mix, project margins, and higher warranty costs in the quarter. Warranty expense totaled $1.0 million (2.9% of consolidated revenue) in the quarter compared to $0.6 million (1.6% of consolidated revenue) in the prior year.

Operating income totaled $1.0 million for the third quarter compared to $1.2 million in the prior period. Operating expenses increased $0.8 million as a result of higher commission expense and the overlap of costs associated with additional sales resources added in China in fiscal 2012.

Net income attributable to PMFG was $0.5 million or $0.03 per diluted share, in the third quarter compared to $1.0 million or $0.05 per diluted share in the prior year.

Reporting Segments

Process Products segment revenue of $27.4 million in the third quarter decreased 15.4 percent from $32.4 million in the prior year. Lower demand for pressure products in the United States combined with continued customer-driven delays of a significant project contributed to the lower revenue in the quarter. The segment operating income of $3.6 million decreased 27.7 percent from $5.0 million in the prior year on lower relative revenue and an increase in estimated warranty obligations.

Environmental Systems segment revenue of $7.6 million in the third quarter increased 141.9 percent from $3.1 million in the prior year. The higher revenue is attributed in part due to recent bookings for retrofit projects with accelerated fabrication and delivery requirements. Segment operating income increased in the quarter to $1.5 million compared to $0.4 million in the comparable quarter in fiscal 2012 largely attributed to the higher revenue.

Fiscal Year To-Date 2013 Compared to 2012

Revenue for the nine month period ended March 30, 2013 was $99.4 million, down 2.8% from $102.3 million in the comparable prior year period. Revenue growth in the Asia Pacific region and in our Environmental Systems segment in the United States was more than offset by the decline in our domestic Process Products segment revenue.

Net income attributable to PMFG was $0.7 million in the nine months period compared to a net loss of $51,000 in the prior year. Non-GAAP net income attributable to PMFG was $0.9 million in the current year or $0.04 per diluted share compared to net income of $1.6 million or $0.08 per diluted share in the prior year period.

Net Bookings and Backlog

New project awards or bookings were $34.8 million in the third quarter of fiscal 2013 compared to $30.3 million in the prior year and $27.7 million in the immediately preceding quarter. As expected, we are seeing improvement in our quarterly bookings as we proceed through the fiscal year with improving demand in the United States, Latin America, and Asia-Pacific. Year to date net bookings total $87.2 million compared to $114.2 million, as we overlap two significant international orders aggregating approximately $22.8 million which were received in the second quarter of fiscal 2012.

Backlog at March 30, 2013, which represents the remaining revenue to be recognized on contract purchased orders, was $75.2 million. The backlog amount is net of two contracts totaling $12.5 million that management is removing from backlog effective as of March 30, 2013. The Company received notification this week that the contracts, which were awarded in December 2011, are being cancelled as the customer redesigns their approach to completing this natural gas project.

Financial Condition and Cash Flows

At March 30, 2013, the Company reported $64.9 million of cash and cash equivalents including $8.2 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, total assets of $187.6 million, net working capital of $77.5 million and a current ratio of 2.9 to 1.0.

Unrestricted cash and cash equivalents increased $4.4 million during the nine month period ended March 30, 2013, compared to an increase of $33.2 million in the prior year. The prior year’s cash increase includes an equity offering which raised $44.4 million and repaid $12.6 million of outstanding debt. Cash flows in year to-date fiscal 2013 include $9.8 million provided by operating activities, ($11.6) million used in investing activities, $6.2 million provided by financing activities and an $85,000 effect of exchange rate changes on cash and cash equivalents. Investing activities in the period include payment of deferred consideration from the acquisition of Burgess-Manning GmbH and capital expenditures related to the construction of facilities in the United States and China.

Industry Conditions and Forward Outlook

Peter Burlage, President and Chief Executive Officer, said, “Although the environment remains challenging, we are seeing better momentum as indicated by the improved net bookings in the quarter. The Environmental segment bookings in the third quarter of $8.7 million exceeded the aggregate bookings in that segment for the first six months of this fiscal year. We remain confident that our position as a leader in key energy technology sectors including the natural gas value-chain, power generation and environmental systems will drive sustainable, long-term growth.

The construction of our facilities in Denton, Texas and Zhenjiang, China remain on track and on budget. Both facilities are expected to be operational in the first quarter of fiscal year 2014. These facilities not only expand our global supply chain capabilities, they enable us to pursue additional product and project opportunities in the natural gas infrastructure and nuclear power generation industries.

Our bookings and revenue in the quarter benefited from increased demand across Asia-Pacific and in particular China. Revenue from that region now contributes approximately 15% of our consolidated revenue with near term growth expectations that are outpacing those of the Americas and EMEA regions. The Asia Pacific region is a critical component of our long-term growth strategy as the natural gas value chain expands throughout the region. Furthermore, with China’s nuclear program beginning to get back on track, we expect the outlook will remain attractive for many years to come.

In regards to our segment performance, similar to the prior quarter, conditions in Process Products remains challenging. North American demand for pressure products continues to struggle with low natural gas prices negatively impacting demand across the natural gas value chain. We continue to believe this is a short-term issue and the longer-term prospects for the North American natural gas market remain compelling. Environmental Systems revenue was strong in the quarter on the back of demand for both new construction and retrofit opportunities. By their nature, retrofit projects have shorter fabrication and delivery requirements, allowing us to turn the backlog quicker.

Quote activity remains very active and supports our belief of significant growth opportunities in the future; however, our visibility into the timing of our customer’s expenditures in the near term remains limited at this time. Nonetheless, we believe we are very well positioned both domestically and internationally to leverage a recovery in global capital expenditures in the energy infrastructure markets.”

Conference Call

Peter Burlage, Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s financial results for the third quarter ended March 30, 2013 and the outlook for future periods, during a conference call scheduled for Wednesday, May 9, 2013 at 9:00 a.m. ET.

Stockholders and other interested parties may participate in the conference call by dialing +1 877 415 3186 (domestic) or +1 857 244 7329 (international) and entering access code 82354161, a few minutes before 9:00 a.m. EST on May 9, 2013. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through May 16, 2013 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 75583389. The call will be archived for 30 days at www.peerlessmfg.com.

About PMFG

PMFG is a leading provider of custom-engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. PMFG primarily serves the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, PMFG markets its systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include the Company’s ability to raise additional capital and to execute its plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the SEC, including the information under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 357-6181

Fax: (214) 351-4172

www.peerlessmfg.com

or

Mr. Shawn Severson

The Blue Shirt Group

Phone: (415) 489-2198

Email: shawn@blueshirtgroup.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended March 30,			Three Months Ended March 31,
	2013			2012
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results
Revenue	$34,970	$—	$34,970	$35,498	$—	$35,498
Cost of goods sold	24,223	—	24,223	25,352	—	25,352

Gross profit	10,747	—	10,747	10,146	—	10,146
Operating expenses	9,725	—	9,725	8,934	—	8,934

Operating income	1,022	—	1,022	1,212	—	1,212
Other income (expense):
Interest income	12	—	12	6	—	6
Interest expense	(148)	—	(148)	(142)	—	(142)
Loss on extinguishment of debt	—	—	—	(347)	347	—
Foreign exchange gain (loss)	(32)	—	(32)	16	—	16
Other income (expense), net	(1)	—	(1)	(17)	—	(17)

Income (loss) before income taxes	853	—	853	728	347	1,075
Income tax benefit (expense)	(156)	—	(156)	285	(118)	167

Net earnings (loss)	697	—	697	1,013	229	1,242
Less net income (loss) attributable to noncontrolling interest	152	—	152	(15)	—	(15)

Net earnings (loss) attributible to PMFG	$545	$—	$545	$1,028	$229	$1,257

Basic earnings per share	$0.03		$0.03	$0.05		$0.07
Diluted earnings per share	$0.03		$0.03	$0.05		$0.06
Weighted-average shares outstanding
Basic	20,920		20,920	19,137		19,137
Diluted	20,936		20,936	19,739		19,739
Adjusted EBITDA
Net earnings (loss)			$697			$1,242
Depreciation and amortization			529			796
Interest expense, net			136			136
Income tax expense (benefit)			156			(167)

Adjusted EBITDA			$1,518			$2,007

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Nine Months Ended March 30,			Nine Months Ended March 31,
	2013			2012
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(c)	Non-GAAP
Operating Results
Revenue	$99,399	$—	$99,399	$102,307	$—	$102,307
Cost of goods sold	65,731	—	65,731	70,977	(34)	70,943

Gross profit	33,668	—	33,668	31,330	34	31,364
Operating expenses	31,326	—	31,326	30,287	(2,064)	28,223

Operating income	2,342	—	2,342	1,043	2,098	3,141
Other income (expense):
Interest income	29	—	29	22	—	22
Interest expense	(463)	—	(463)	(1,012)	—	(1,012)
Loss on extinguishment of debt	(291)	291	—	(347)	347	—
Foreign exchange gain (loss)	3	—	3	(652)	—	(652)
Other income (expense), net	33	—	33	7	—	7

Income (loss) before income taxes	1,653	291	1,944	(939)	2,445	1,506
Income tax benefit (expense)	(367)	(99)	(466)	824	(831)	(7)

Net earnings (loss)	1,286	192	1,478	(115)	1,614	1,499
Less net earnings (loss) attributable to noncontrolling interest	584	—	584	(64)	—	(64)

Net earnings (loss) attributible to PMFG	$702	$192	$894	$(51)	$1,614	$1,563

Basic earnings per share	$0.03		$0.04	$(0.00)		$0.09
Diluted earnings per share	$0.03		$0.04	$(0.00)		$0.08
Weighted-average shares outstanding
Basic	20,919		20,919	18,162		18,162
Diluted	20,935		20,935	18,162		18,764
Adjusted EBITDA
Net earnings (loss)			$1,478			$1,499
Depreciation and amortization			1,926			2,108
Interest expense, net			434			990
Income tax expense (benefit)			466			7

Adjusted EBITDA			$4,304			$4,604

	March 30,	June 30,
	2013	2012
Condensed Balance Sheet Information
Current assets	$118,255	$122,286
Non-current assets	69,328	60,993

Total assets	$187,583	$183,279

Current liabilities	$40,805	$45,019
Long term debt	5,129	—
Other non current liabilities	7,116	7,374
Total equity	134,533	130,886

Total liabilities and equity	$187,583	$183,279

(a)	Adjustments in the nine months ended March 31, 2013 relate to the loss on extinguishment of debt.
(b)	Adjustments in the three months ended March 31. 2012 relate to the loss on extinguishment of debt.
(c)	Adjustments in the nine months ended March 31, 2012 relate to the loss on extinguishment of debt and to the accelerated vesting of restricted stock grants.

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the loss of extinguishment of debt in the nine months ended March 30, 2013 and from the accelerated vesting of restricted stock grants in the nine months ended March 31, 2012 and the loss of extinguishment of debt in the three and nine months ended March 31, 2012. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.